Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Dolby Laboratories, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-122908, 333-150804, 333-174319, 333-188602, 333-202012, 333-216058, and 333-236622) on Form S-8 of Dolby Laboratories, Inc. of our report dated November 16, 2020, with respect to the consolidated balance sheets of Dolby Laboratories, Inc. and subsidiaries as of September 25, 2020 and September 27, 2019, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 25, 2020, and the effectiveness of internal control over financial reporting as of September 25, 2020, which report appears in the September 25, 2020 annual report on Form 10-K of Dolby Laboratories, Inc. Our report refers to a change in the method of accounting for leases due to adoption of FASB Accounting Standards Codification No. 842, Leases.

/s/ KPMG LLP

San Francisco, California
November 16, 2020